SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

                                _____________

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


                         Date of Report: May 15, 1997



                       RECKSON ASSOCIATES REALTY CORP.
            (Exact name of Registrant as specified in its Charter)



                                   Maryland
                           (State of Incorporation)




                 1-13762                      11-3233650
        (Commission File Number)       (IRS Employer Id. Number)


               225 Broadhollow Road                          11747
                Melville, New York                         (Zip Code)
     (Address of principal executive offices)


                                (516) 694-6900
             (Registrant's telephone number, including area code)


ITEM 5.   OTHER EVENTS

     On April 30, 1997 Reckson Operating Partnership, L.P., as Borrower, entered into a three-year unsecured credit facility with The Chase Manhattan Bank, as Arranger and Administrative Agent, and Union Bank of Switzerland, New York Branch as Arranger and Documentation Agent (the "Credit Facility"). The Credit Facility was signed on April 30, 1997. The Credit Facility will provide for a maximum borrowing amount of up to $175 million at any time outstanding which, upon syndication, may be increased to $225 million. The Borrower's ability to borrow under the Credit Facility will be subject to the satisfaction of, among other things, certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum combined equity value, a maximum dividend payout ratio, a minimum consolidated interest coverage ratio, a minimum unsecured interest coverage ratio, a minimum unsecured debt yield and a minimum adjusted unemcumbered net operating income. In addition, borrowings under the Credit Facility will bear interest at a floating rate equal to the base rate plus a spread ranging from 0.0% to 0.00125% based on the Borrower's leverage ratio or at the Borrower's option one, two, three or six months LIBOR plus a spread ranging from 1.125% to 1.5% based on the Borrower's leverage ratio.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(b)  Exhibits

     1.1       1997 Credit Facility Agreement




                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              RECKSON ASSOCIATES REALTY CORP.



                              /s/ J. Michael Maturo
			      --------------------------------
                              J. Michael Maturo
                              Executive Vice President
                              and Chief Financial Officer



Date:  May 15, 1997